Exhibit 99.1

1111 South Arroyo Parkway 7084
P.O. Box 7084
Pasadena, California 91105-7084 U.S.A.	Press Release
1.626.578.3500 Fax 1.626.578.6916

FOR IMMEDIATE RELEASE	February 26, 2007

For additional information contact:

John W. Prosser, Jr.

Executive Vice President, Finance and Administration

626.578.6803

Jacobs Elects Former Air Force Chief of Staff

John P. Jumper to their Board of Directors

PASADENA, CALIF.—Jacobs Engineering Group Inc. (NYSE-JEC) announced today the election of General John P. Jumper (USAF Retired) to their Board of Directors. Jacobs also announced the retirement of David M. Petrone from the Board. In announcing the changes, Jacobs Board Chairman Noel G. Watson said, “I am sorry to lose Dave as a board member. In his 20 years of Board service, he was a significant contributor in many ways. His leadership, advice, and counsel to the Board and to me were invaluable. We will miss Dave’s involvement greatly.” Mr. Watson continued, “However, we have a strong addition to our board in John Jumper. John’s experience in Aerospace and Defense provides our Board with additional insight into that important segment of our business.”

General Jumper retired from the U.S. Air Force in 2005 after a distinguished 39-year military career. In his last position as Chief of Staff, he served as the senior military officer in the Air Force leading more than 700,000 military, civilian, Air National Guard, and Air Force Reserve men and women. In that position, he administered annual budgets in excess of $100 billion. As a member of the Joint Chiefs of Staff, General Jumper provided military advice to the Secretary of Defense, the National Security Council, and the President. During his career, he served as Commander, Air Combat Command; commanded U.S. Air Forces in Europe; served as Senior Military Assistant to the Secretary of Defense; and commanded an F-16 fighter squadron and two fighter wings.

General Jumper holds a Master of Business Administration degree from Golden Gate University in San Francisco and a Bachelor of Science degree from Virginia Military Institute.

General Jumper currently serves on the Board of Directors of various companies, including Goodrich Corporation and TechTeam Global, Inc.

Jacobs, with over 45,000 employees and revenues approaching $8.0 billion, provides technical, professional, and construction services globally.

Any statements made in this release that are not based on historical fact are forward-looking statements. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain. We, therefore, caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements please refer to our 2006 Form 10-K, and in particular the discussions contained under Items 1- Business, 1A – Risk Factors, 3 - Legal Proceedings, and 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.